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                                                                      EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
The John Nuveen Company:

We consent to incorporation by reference in the registration statement (No. 33-46922) on Form 10K of The John Nuveen Company of our report dated February 1, 2002, relating to the consolidated balance sheets of The John Nuveen Company and subsidiaries as of December 31, 2001, and 2000, and the related consolidated statements of earnings, retained earnings, and cash flows for each of the years in the three-year period ended December 31, 2001, and all related schedules, which report appears in the December 31, 2001, annual report on Form 10-K of The John Nuveen Company.


Chicago, Illinois
March 25, 2002